EXHIBIT 99.1

18100 Von Karman Avenue Suite 500 Irvine, CA 92612 949.852.0700

NEWS RELEASE

Contact:    Jennifer Schmidt
Phone:        949.333.1721
Email:        jschmidt@steadfastcmg.com

STEADFAST APARTMENT REIT
ACQUIRES 307-UNIT COMPLEX IN INDIANAPOLIS
Transaction Marks REIT’s Second Purchase

IRVINE, Calif., July 7, 2014 - Steadfast Apartment REIT announced today the acquisition of Harrison Place, a 307-unit complex located in the heart of Indianapolis, for $27,900,000.
“Harrison Place is located in one of the stronger submarkets within the Indianapolis area, and boasts consistently high occupancy,” said Ella Shaw Neyland, president of Steadfast Apartment REIT. “We are pleased to add this well-maintained, stable apartment community to our portfolio.”
Constructed in 2001 on nearly 22 acres, the 95% occupied Harrison Place features one-, two- and three-bedroom apartments, as well as two- and three-bedroom cottages. Each of the cottages comes with its own attached garage. The units average 970 square feet and average in-place rents are $828. Residents at Harrison Place enjoy a full amenity package which includes a clubhouse/leasing office, fitness center, business center, laundry facility, swimming pool and a tenant lounge.

The apartments and cottages are nicely equipped with refrigerators, microwaves, washer/dryer hook-ups and private patios or balconies. Additionally, many units include electric fireplaces and walk-in closets. Steadfast plans to make strategic, interior enhancements that include upgrading the appliance package and adding vinyl plank wood flooring when turning the apartment homes between residents.
Known as the “Crossroads of America”, Indianapolis is within a day’s drive of more than 65 percent of the country’s population. Companies, including five Fortune 500 firms, are drawn to the market because of the skilled workforce, transportation infrastructure, progressive business incentives and high quality of life.
Harrison Place benefits from its proximity to the Defense Finance and Accounting Services (“DFAS”), the finance center for the U.S. military. DFAS is the second largest military facility in the U.S. behind the Pentagon, and employs more than 4,500 people.
Harrison Place is the REIT’s second acquisition. In May 2014, the REIT acquired the 176-unit Villages at Spring Hill in Spring Hill, Tenn.

About Steadfast Apartment REIT
Steadfast Apartment REIT intends to acquire and operate a diverse portfolio of well-positioned, institutional-quality apartment communities in targeted markets throughout the United States that have demonstrated high occupancy and income levels across market cycles.
Steadfast Apartment REIT is sponsored by Steadfast REIT Investments LLC, an affiliate of Steadfast Companies, an Orange County, Calif.-based group of affiliated real estate investment and operating companies that acquire, develop and manage real estate in the U.S. and Mexico.

This release contains certain forward-looking statements. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of Steadfast Apartment REIT annual report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and the company undertakes no obligation to update any such statements that may become untrue because of subsequent events. Such forward-looking statements are subject to the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES.
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